Exhibit 99.1

Avery Dennison Names Deon Stander President and Chief Operating Officer

Deon Stander, vice president and general manager, Retail Branding and Information Solutions, has been named president and chief operating officer.

February 28, 2022—Avery Dennison Corporation (NYSE:AVY) today announced that Deon Stander has been appointed as president and chief operating officer, effective March 1, 2022.

Mr. Stander, 53, has been the vice president and general manager of the company’s Retail Branding and Information Solutions (RBIS) division since June 2015, where he led a significant transformation of the business. In addition, as Avery Dennison’s sustainability leader, he has served as a key architect in shaping the company’s sustainability strategy and partnering across the company’s businesses to develop and implement an ambitious roadmap. As COO, Stander will be responsible for the company’s global business operations, with all business unit leaders reporting to him. Mitch Butier continues as chairman and chief executive officer.

“Deon has led the remarkable transformation of our RBIS business, establishing a strong foundation for profitable growth, and he has been an excellent thought partner at the enterprise level,” said Mitch Butier, chairman and CEO, Avery Dennison. “He is highly respected throughout the company for his exemplary vision, and I look forward to our continued partnership. This appointment reflects the next evolution of our leadership capabilities that will enable our continued success over the long term, as we accelerate our strategies to deliver value for all of our stakeholders.”

Stander joined Avery Dennison in 2007 as part of the acquisition of Paxar, where he had worked since 2003. Prior to being named vice president and general manager, RBIS, he served in a number of roles of increasing responsibility in positions based in Europe, Asia, and North America. He received his MBA from Lancaster University, UK.

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About Avery Dennison

Avery Dennison Corporation (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical, and retail applications; tags, labels and embellishments for apparel; and radio frequency identification (RFID) solutions serving retail apparel and other markets. The company employs more than 35,000 employees in more than 50 countries. Reported sales in 2021 were $8.4 billion. Learn more at www.averydennison.com.

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